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                                                                    EXHIBIT 2.3

                               FIRST AMENDMENT TO
                          REGISTRATION RIGHTS AGREEMENT

        THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT dated as of October 1, 1998 (this "Amendment") is made by and among NOBLE INTERNATIONAL LTD., a Michigan corporation (the "Company"), WRAYTER INVESTMENTS INC., an Ontario corporation ("Wrayter") and Robert Blake, Jr., an individual ("Blake Jr.") (Wrayter and Blake Jr. each being a "Securityholder" and together, the "Securityholders").

                                    RECITALS

        A. The Company and Wrayter are parties to that certain Registration Rights Agreement dated as of July 24, 1998 (the "Registration Rights Agreement").

        B. Pursuant to a certain Share Exchange Agreement (the "Exchange Agreement") entered into on October 1, 1998 by and between the Company, Noble Canada Holdings II Limited, Noble Canada II, Inc., Wrayter and Blake Jr., the Securityholders own, or have the right to acquire, shares of the common stock, no par value, of the Company (the "Common Stock").

        C. Subject to the restrictions set forth in the Exchange Agreement, upon the exercise of their right to exchange, the parties hereby amend the Registration Rights Agreement to provide the Securityholders with the registration rights set forth therein, as amended by this Amendment.

        NOW, THEREFORE, the parties hereto agree as follows:

        1. Blake Jr. is hereby added as a Securityholder under the Registration Rights Agreement and is made a party thereto.

        2. The Registration Rights Agreement is hereby amended as follows:

               (a) The definition of "SECURITYHOLDER" in Section 1.1 of the Registration Rights Agreement is deleted in its entirety and is replaced with the following:

                      "SECURITYHOLDER" means Wrayter Investments Inc. and Robert
               Blake, Jr., collectively.

               (b) In Section 2.1(a) of the Registration Rights Agreement, the phrase "at any time and from time to time following the first anniversary of the execution and delivery of the Exchange Agreement" is deleted and is replaced with the following:

                      "at any time and from time to time following July 24,
               1999".



         First Amendment to Registration Rights Agreement (CCI), Page 1

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               (c) In Section 2.1(a)(ii) of the Registration Rights Agreement,
        the phrase "all administrative, filing and professional costs" is deleted and is replaced with the following:

                      "all Registration Expenses".

               (d) Section 3.9(b) of the Registration Rights Agreement is hereby deleted in its entirety.

               (e) Section 4.8(b) of the Registration Rights Agreement is hereby deleted in its entirety and is replaced with the following:

                      "(b) Neither this Agreement nor any term or provision
               hereof may be amended or waived except by an instrument in writing signed by all of the parties hereto."

        3. All other provisions of the Registration Rights Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first above written.

NOBLE INTERNATIONAL, LTD.                   WRAYTER INVESTMENTS INC.


By:   /s/ MICHAEL C. AZAR                   By:  /s/ FRASER WRAY
      ------------------------------             ----------------------------
Its:  Vice President                        Its: President
      ------------------------------             ----------------------------



     /s/ ROBERT BLAKE, JR.
------------------------------------
         ROBERT BLAKE, JR.




         First Amendment to Registration Rights Agreement (CCI), Page 2